UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2016

Park Sterling Corporation

(Exact name of registrant as specified in its charter)

North Carolina	001-35032	27-4107242
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1043 E. Morehead Street, Suite 201, Charlotte, NC	28204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 716-2134

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Adoption of Executive Incentive Program. On November 22, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Park Sterling Corporation (the “Company”) adopted the Park Sterling Corporation Executive Incentive Program (the “EIP”), effective November 22, 2016. The EIP is part of a total compensation package which includes base salary, annual cash bonus compensation, long-term incentive compensation and benefits to attract, retain and incentivize management of the Company. The EIP is intended to formalize the Company’s existing discretionary annual bonus program and is structured pursuant to the cash performance award provisions of the Company’s 2014 Long-Term Incentive Plan (the “LTIP”).

Participants in the EIP are limited to the Company’s CEO and those executives or other employees of the Company and its affiliates recommended by the CEO and approved by the Committee, at the Committee’s discretion, for each program year (each calendar year). The Committee will establish the target amount of each participant’s potential award as well as the applicable performance goals, as set forth in the LTIP, for a program year, including any performance thresholds or maximum payouts. If the Committee establishes a performance threshold and/or maximum payment and the performance achievement falls between such threshold, target and/or maximum, the applicable award will be calculated using linear interpolation. The Committee can exercise negative discretion to decrease (but not increase) the amount of a participant’s award otherwise payable pursuant to the EIP.

In the event of a participant’s termination of employment during the program year or prior to payment, no award will be paid. However, if the participant’s termination is due to death, disability (as defined in the LTIP) or retirement (voluntary termination of employment upon reaching age 55 with 10 years of service, or age 65, in each case with the Committee’s consent), or if a participant transfers out of an eligible position, the participant will remain eligible to receive a prorated bonus under the EIP for that program year, based on actual performance measured against the applicable performance goal(s). All awards under the EIP are subject to any clawback or compensation recoupment policy or program adopted by the Company or its affiliates, as well as any limitation under any regulatory policy or rule applicable to the Company or its affiliates. In addition, a participant’s right to payment under the EIP also shall be forfeited in circumstances related to issuance of a regulatory enforcement action, memorandum of understanding or other negative directive action or in the case of unsatisfactory credit quality measures, in each case upon determination by the Committee that payment of bonuses is imprudent, or in certain circumstances related to a particular participant, including unsatisfactory performance evaluations or material violation of Company policies, including its code of ethics.

Establishment of 2016 Target Awards. As part of the Company’s implementation of the EIP and in lieu of the Company’s previous discretionary bonus program, the Committee determined to formalize the bonus process applicable to the Company’s executive officers for fiscal year 2016 and provide that any such bonuses shall be paid pursuant to the EIP. Accordingly, the Compensation Committee approved target payment amounts for the executive officers (expressed as a percentage of base salary) as follows: (i) Jim Cherry – 75%; (ii) Bryan Kennedy, Nancy Foster and Don Truslow – 55%; and (iii) Mark Ladnier – 30%. Actual bonus payments under the EIP for the 2016 program year may range from 50% to 150% of such target bonus amounts, based on the achievement of threshold, target and maximum 2016 earnings per share objectives that were established earlier in the year as part of the Company’s discretionary bonus program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2016

PARK STERLING CORPORATION

By:	/s/ Donald K. Truslow
Donald K. Truslow
Chief Financial Officer